UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2012

MORGAN STANLEY
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-11758		36-3145972
(Commission File Number)		(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

As previously disclosed, on June 1, 2012, Morgan Stanley elected to exercise its right (the “14% Call Right”) under the Amended and Restated Limited Liability Company Agreement of MSSBH, dated as of May 31, 2009 (the “LLC Agreement”), to purchase 14% (the “14% Interest”) of the total outstanding common membership interests (the “Membership Interests”) of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”) from Citigroup Inc. (“Citigroup”) and/or its affiliates.  In addition, in connection with the exercise of the 14% Call Right, certain deposits held by Citigroup relating to customer accounts will be transferred to Morgan Stanley to reflect the resulting change in the relative percentage ownership interests of Citigroup and Morgan Stanley in MSSBH.  Under the terms of the LLC Agreement, Morgan Stanley is required to pay to Citigroup, in addition to the purchase price for the 14% Interest, an amount (the “Deposit Transfer Amount”), if any, equal to a premium on the total amount of such reallocated deposits.

On September 11, 2012, Morgan Stanley and Citigroup issued a press release announcing that they have reached an agreement for Morgan Stanley to purchase the 14% Interest, inclusive of the related transfer of approximately $5.5 billion of deposits at no premium, at an implied 100% valuation of $13.5 billion.  In addition, the parties have agreed as follows:

•         Following consummation of the 14% Call Right, Morgan Stanley will use reasonable best efforts to obtain any governmental approvals required to acquire all of Citigroup’s remaining Membership Interests (the “Morgan Stanley Remaining Call”) by June 1, 2015, and, subject to receipt of such approvals, Morgan Stanley will consummate such acquisition by that date.  The total amount of Membership Interests subject to the Morgan Stanley Remaining Call may be purchased in whole or in part at any time as determined by Morgan Stanley and, to the extent Morgan Stanley purchases in part, Morgan Stanley may purchase pursuant to the Morgan Stanley Remaining Call in multiple parts on separate occasions.

•         In addition, following consummation of the 14% Call Right, Morgan Stanley will use reasonable best efforts to obtain any governmental approvals required to acquire from Citigroup at least an additional 15% of the total outstanding Membership Interests by June 1, 2013, and, subject to receipt of such approvals, Morgan Stanley will consummate such acquisition by that date.  If Morgan Stanley has not been able to obtain the required governmental approvals by June 1, 2013, it will continue to use reasonable best efforts and, subject to receipt of such approvals, Morgan Stanley will consummate such acquisition by June 1, 2014.

•         Except as described below, the purchase price for the Membership Interests acquired on or prior to June 1, 2015 will be $4.725 billion (or a pro rata portion of such amount if less than 35% of the total outstanding Membership Interests are being purchased, such that the FMV purchase price for each 1% of the total outstanding Membership Interests being purchased shall be $135 million), and the premium payable in respect of any related reallocation of deposits will be $0.

•         After June 1, 2015, Citigroup will have the right to require Morgan Stanley to purchase all of Citigroup’s remaining Membership Interests, and Morgan Stanley will have the right to require Citigroup to sell such Membership Interests to Morgan Stanley, in each case at a purchase price equal to their fair market value or “FMV”, which will be based on the fully distributed trading value and other assumptions and determined pursuant to an appraisal process set out in the LLC Agreement.  In addition, Morgan Stanley may elect to acquire all of Citigroup’s Membership Interests upon a change in control of Citigroup, and Citigroup may require Morgan Stanley to purchase all of Citigroup’s Membership Interests upon a change in control of Morgan Stanley, in each case at a purchase price equal to FMV.

•         Upon an exercise of a Morgan Stanley Remaining Call that will result in Morgan Stanley having acquired all of Citigroup’s Membership Interests, or the exercise of Citigroup’s right to require Morgan Stanley to purchase all of Citigroup’s Membership Interests, Citigroup will have the right to require Morgan Stanley to purchase all of the Class A Preferred Interests owned by the Citigroup Members for a purchase price equal to their liquidation preference (plus accrued and upaid distributions).

A copy of the press release issued by Citigroup and Morgan Stanley on September 11, 2012 is filed as Exhibit 99.1 hereto.  Morgan Stanley’s purchase of the 14% Interest is expected to be completed in the third quarter of 2012.

The information above contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections, expectations or beliefs.  These forward-looking statements are subject to numerous risks and uncertainties, and there are important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Morgan Stanley.  There can be no assurance regarding the receipt of necessary regulatory approvals in connection with the exercise of any call or put option or the timing of any such exercise.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

99.1        Press Release of Morgan Stanley and Citigroup Inc., dated September 11, 2012.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      September 11, 2012                                                                        MORGAN STANLEY

By:	/s/ Martin M. Cohen
	Name:	Martin M. Cohen
	Title:	Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number                  Description

                99.1                        Press Release of Morgan Stanley and Citigroup Inc., dated September 11, 2012.